UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2018

Micron Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway

Fitchburg, MA 01420

(Address of principal executive offices and zip code)

(978) 345-5000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d)

On October 29, 2018, Micron Solutions, Inc. (the “Company”) entered into a new Employment Agreement (the “Agreement”), effective November 29, 2018, with Mr. Salvatore Emma, Jr.  Mr. Emma, who currently serves as President and Chief Executive of the Company, will step down from that position in order to serve as Chief Operating Officer of the Company.  Mr. Emma’s new Employment Agreement is attached hereto as Exhibit 10.77. Mr. Emma will also resign as a member of the Board of Directors effective November 29, 2018.

On October 29, 2018, the Company announced that Mr. William J. Laursen will serve as the new President and Chief Executive Officer of the Company. Mr. Laursen will commence his employment with the Company on November 29, 2018.  Mr. Laursen’s Employment Agreement is attached hereto as Exhibit 10.78.

Mr. Laursen, age 48, brings to Micron over 25 years of experience focused on innovation in highly automated manufacturing environments in many industries such as medical devices, instrumentation, plastics, consumables and consumer products as well as experience in contract manufacturing.  His expertise in business development, sales and marketing, strategic development and operations make him well suited to serve as President and Chief Executive Officer.

Mr. Laursen, was formerly engaged as the Executive Vice President, Sales and Strategy of The Coghlin Companies, Inc. (“CCI”) since January 2012.  CCI is a privately held, time to market services company, offering engineering, prototyping and contract manufacturing of complex electro-mechanical and electro-optical devices and equipment for a variety of markets including military and medical devices.  From January 2007 to June 2011 Mr. Laursen served as Executive Vice President of Business Development, Sales and Marketing for TC TECH, a company that has developed its very own system for the production of advanced plastic details. Operations are based on an IPR-protected induction technique that makes it possible to heat and cool material – rapidly and with high precision.  Since October 2009, Mr. Laursen has also been a principal of MAKS, LLC, a project oriented company that provides strategic planning, business development, equipment sourcing, sales and systems implementation for the optical media industry.

On October 29, 2018, the Company also announced the retirement of Dr. Paul Walter from the Company’s Board of Directors and his appointment as a Director Emeritus, effective November 29, 2018.

The Company also announced the appointment of Mr. Laursen as a Class III director effective November 29, 2018, with his term expiring at the 2019 annual meeting of stockholders.  He has not been appointed to any committees.

With the recently announced changes, the Company’s will reduce the number of seats on the Board from seven to six directors, five of whom are independent, effective November 29, 2018.

There are no family relationships between Mr. Laursen, Mr. Emma, and any director or executive officer of the Company or its subsidiaries.

A press release related to these matters is attached as Exhibit 99.1.

(e)    Mr. Laursen’s employment agreement provides for an annualized salary of $280,000.  He may qualify for performance bonuses for an amount up to 50% of his base salary.  Upon entering the employment agreement, Mr. Laursen received a signing bonus of options to purchase 100,000 shares of the Company’s common stock, which options shall vest over a four year period, beginning with a 25% vest on the first anniversary of his start date. The vesting of the options also accelerate upon a change in control.  Mr. Laursen shall also receive a $10,000 cash bonus on or before December 31, 2018. Mr. Laursen shall be subject to certain non-competition and non-solicitation restrictions.

Mr. Emma’s employment agreement provides for an annualized salary of $200,000. He is eligible for a performance bonus and he shall receive options to purchase 5,000 shares of the Company’s common stock, which shares are subject to a one year vesting period and shall accelerate upon a change in control. Mr. Emma shall be subject to certain non-competition and non-solicitation restrictions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.77	Employment Agreement dated October 29, 2018 between the Company and Salvatore Emma, Jr.
10.78	Employment Agreement dated October 29, 2018 between the Company and William J. Laursen
99.01	Press Release dated October 29, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 2nd day of November 2018.

MICRON SOLUTIONS, INC.

By:	/s/ Derek T. Welch
Derek T. Welch
Chief Financial Officer
(principal financial and accounting officer)